Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

March 8, 2019

ProShare Capital Management LLC

    as Sponsor of ProShares Trust II

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue, Suite 1000

Bethesda, MD 20814

Re:	ProShares Trust II Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about March 8, 2019

Dear Sir or Madam:

We have served as counsel to ProShare Capital Management LLC (“Sponsor”) in its capacity as sponsor of the ProShares Trust II (“Trust”), a Delaware statutory trust organized in separate series, with respect to the preparation and filing with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“Securities Act”), of the Registration Statement on Form S-3, to be filed with the SEC on or about March 8, 2019 as amended (“Registration Statement”), for common units representing beneficial interests in eight separate series of the Trust, specifically ProShares Ultra Bloomberg Crude Oil, ProShares UltraShort Bloomberg Crude Oil, ProShares Ultra Gold, ProShares Ultra Silver, ProShares UltraShort Euro, ProShares Ultra VIX Short-Term Futures ETF, ProShares Short VIX Short-Term Futures ETF and ProShares VIX Short-Term Futures ETF, representing fractional undivided beneficial interests in the net assets of the Trust (“Shares”). In connection therewith, you have requested our opinion with respect to certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Registration Statement.

In rendering the opinion expressed herein, we have examined and relied on the Registration Statement; originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Sponsor and the Trust and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; the signatures of each original document are genuine; each party who executed the document had proper authority and capacity; all representations and statements set forth in such documents are true and correct; and all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

ProShare Capital Management LLC

    as Sponsor of ProShares Trust II

March 8, 2019

Our opinion is based upon the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations promulgated thereunder, pertinent judicial decisions, current interpretive rulings and pronouncements of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, in effect as of the date hereof, all of which are subject to legislative, judicial or administrative change or differing interpretation, possibly with retroactive effect. Our opinion is not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or sustained by a court.

Based upon and subject to the foregoing, we confirm that the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” to the extent it consists of statements of U.S. federal income tax law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

The opinion stated above represents our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter. Further, the opinion set forth above represents our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinion. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the certificates and other statements of corporate officers and other representatives of the Sponsor and the Trust.

ProShare Capital Management LLC

    as Sponsor of ProShares Trust II

March 8, 2019

The opinion set forth in this letter is (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Sponsor. We assume no obligation to update our opinion for events or changes in the law occurring after the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP